Exhibit 99.2

ARC Group Acquisition I Corp Announces Closing of $120,750,000 Initial Public Offering

NEW YORK, May 1, 2026 (GLOBE NEWSWIRE) — ARC Group Acquisition I Corp (NASDAQ: ARCL) (the “Company”) announced today that it closed its initial public offering on May 1, 2026, selling 12,075,000 units at $10.00 each, including 1,575,000 units issued pursuant to the exercise of the underwriters’ over-allotment option in full, for total gross proceeds of $120,750,000.

Units began trading on the Nasdaq Global Market (“NASDAQ”) under ticker symbol “ARCLU” on April 30, 2026; separate listings are expected for Class A shares, warrants and rights. Each unit consists of one Class A ordinary share, one redeemable warrant and one right to acquire one-fourth (1/4th) of one Class A ordinary share upon consummation of an initial business combination. Once the securities comprising the units begin separate trading, the Class A ordinary shares, warrants and rights are expected to be listed on NASDAQ under the symbols “ARCL,” “ARCLW” and “ARCLR,” respectively.

The Company is a blank check company incorporated as a British Virgin Islands business company and formed for the purpose of effecting a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. While the Company may pursue an acquisition opportunity in any business, industry, sector or geographical location, it intends to identify and acquire a business where it believes its management teams’ and its affiliates’ expertise will provide it with a competitive advantage, including technology, healthcare and logistics industries. The Company is led by Datuk Dr. Doris Wong Sing Ee, its Chief Executive Officer and Executive Director, Ian Hanna, its Chief Operating Officer and Executive Director, and Kiu Cu Seng, its Chief Financial Officer.

ARC Group Securities LLC acted as the representative of the underwriters of the offering.

Rimon P.C. served as legal counsel to the Company on the initial public offering, and Forbes Hare served as British Virgin Islands legal counsel to the Company. Paul Hastings LLP served as legal counsel to ARC Group Securities LLC.

The public offering was made only by means of a prospectus. When available, copies of the prospectus relating to the offering may be obtained from ARC Group Securities LLC at 398 S. Mill Avenue, Suite 306, Tempe, AZ 85281, or by email at operations@arc-securities.com. A registration statement on Form S-1 (File No. 333-288410) relating to the securities was declared effective on April 27, 2026. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the anticipated use of the net proceeds from the offering. No assurance can be given that the Company will ultimately complete a business combination transaction. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and preliminary prospectus for the Company’s offering filed with the U.S. Securities and Exchange Commission (the “SEC”). Copies of these documents are available on the SEC’s website, at www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact:

ARC Group Acquisition I Corp.

398 S Mill Avenue, Suite 306

Tempe, AZ 85284

Attn: Datuk Dr. Doris Wong Sing Ee
Chief Executive Officer & Executive Director
(928) 625-0928